DISTRIBUTION AGREEMENT

This Agreement (“Agreement”) is made on the 30th day of April, 2014, by and between Guggenheim Variable Funds Trust, a Delaware statutory trust (hereinafter referred to as the “Trust”), and Guggenheim Funds Distributors, LLC, a Delaware limited liability company (hereinafter referred to as the “Distributor”).

WHEREAS, the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust is authorized to issue shares of beneficial interest (“Shares”) in separate series (the “Series”) with each such Series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Distributor wishes to render the services hereunder to the Trust;

NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties hereto agree as follows:

1.	Appointment and Acceptance. The Trust hereby appoints the Distributor as a distributor of the Shares of each Series of the Fund on the terms and for the period set forth in this Agreement, and the Distributor hereby accepts such appointment and agrees to render the services and undertake the duties set forth herein.

2.	General Provisions.

(a)	In performing its duties as distributor, the Distributor will act in conformity with the registration statement of the Fund on Form N-1A (“the Prospectus”), as amended from time to time and with any instructions received from the Board of Trustees of the Fund (the “Board”), the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the 1940 Act, and all other applicable federal and state laws and regulations.

(b)	The Distributor holds itself available to receive orders for the purchase or redemption of Shares and will accept or reject orders to purchase or redeem such Shares on behalf of the Fund in accordance with the provisions of the Prospectus, and will transmit such orders as are so accepted to the Fund’s transfer agent promptly for processing.

(c)	The Distributor shall not be obligated to sell any certain number of Shares. Except as provided in this Agreement, no commission or other fee will be paid to the Distributor in connection with the sale of Shares.

3.	Distributor’s Expenses. During the term of this Agreement, the Distributor will bear all its expenses incurred in complying with this Agreement including the following expenses:

(a)	costs of sales presentations, preparation and delivery of advertising and sales literature, and any other marketing efforts by the Distributor in connection with the distribution or sale of Shares; and

(b)	any compensation paid to employees of the Distributor in connection with the distribution or sale of the Shares.

4.	Trust Expenses. The Trust shall bear all of its expenses including, but not limited to:

(a)	preparation and setting in type, printing and distributing reports and other communications, proxies, prospectuses and statements of additional of information to existing shareholders;

(b)	registration of the Trust’s Shares with the Securities and Exchange Commission, and registration or notification of the sale of the Shares with any applicable state securities commissioners; and

(c)	qualification of the Trust’s Shares for sale in jurisdictions designated by the Distributor.

5.	Sale of Shares by Distributor.

(a)	The Distributor agrees that (i) all Shares sold by the Distributor pursuant to this Agreement shall be sold at the net asset value as described in the Trust’s Prospectus and (ii) the Trust shall receive 100% of such net asset value.

(b)	All orders received by the Distributor and transmitted to the Trust shall be subject to acceptance and confirmation by the Trust.

6.	Reservation of Right Not to Sell. The Trust reserves the right to refuse at any time or times to sell any of its Shares for any reason deemed adequate by it.

7.	Construction of Agreement.

(a)	No provision of this Agreement is intended to or shall be construed as protecting the Distributor against any liability to the Trust to the Trust’s security holders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties under this Agreement.

(b)	Terms or words used in the Agreement, which also occur in the Declaration of Trust or Bylaws of the Trust, shall have the same meaning herein as given to such terms or words in the Declaration of Trust or Bylaws of the Trust.

8.	Effective Date and Termination of this Agreement. This Agreement shall become effective at the date and time that the Trust’s Prospectus, reflecting the underwriting arrangements provided by this Agreement, shall become effective under the Securities Act, and shall, unless terminated as provided herein, continue in force for two years from that date, and from year to year thereafter, provided that such continuance for each successive year is specifically approved in advance at least annually by either the Board of Trustees or by the vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the applicable Series of the Trust and, in either event, by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting upon such approval. As used in the preceding sentence, the words “interested persons” shall have the meaning set forth in Section 2(a)(19) of the 1940 Act.

This Agreement may be terminated at any time without the payment of any penalty by the Trust by giving the Distributor at least sixty (60) days’ previous written notice of such intention to terminate. This Agreement may be terminated by the Distributor at any time by giving the Trust at least sixty (60) days’ previous written notice of such intention to terminate.

This Agreement shall terminate automatically in the event of its assignment. As used in the preceding sentence, the word “assignment” shall have the meaning set forth in Section 2(a)(4) of the 1940 Act.

9.	Notices. Notices of any kind to be given to the Distributor by the Trust shall be in writing and shall be duly given if mailed, first class postage prepaid, or delivered to 805 King Farm Blvd., Suite 600, Rockville, MD 20850, or at such other address or to such individual as shall be specified by the Distributor to the Trust. Notices of any kind to be given to the Trust shall be in writing and shall be duly given if mailed, first class postage prepaid, or delivered to 805 King Farm Blvd., Suite 600, Rockville, MD 20850 or at such other address or to such individual as shall be specified by the Trust.

10.	Non-Exclusivity. The services of the Distributor to the Trust under this Agreement are not to be deemed exclusive, and the Distributor shall be free to render similar services or other services to others so long as its services hereunder are not impaired thereby.

11.	Reports. The Distributor shall prepare reports for the Board of Trustees of the Trust on a quarterly basis showing such information as shall be reasonably requested by the Board from time to time.

12.	Independent Contractor. The Distributor shall for all purposes herein provided be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust in any way other than as specifically set forth herein. It is understood and agreed that the Distributor, by separate agreement with the Trust, may also serve the Trust in other capacities.

13.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

14.	Governing Law. This Agreement shall be governed by the laws of Delaware, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Exchange Act, the Securities Act, or any rule or order of the Securities and Exchange Commission to any national or regional self-regulating organization, such as the Financial Industry Regulatory Authority.

15.	Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

GUGGENHEIM VARIABLE FUNDS TRUST

By:	/s/ Amy J. Lee
Amy J. Lee Chief Legal Officer and Vice President

ATTEST:

By:	/s/ Michael P. Megaris
Michael P. Megaris

GUGGENHEIM FUNDS DISTRIBUTORS, LLC

By:	/s/ Amy J. Lee
Amy J. Lee Secretary and Vice President

ATTEST:

By:	/s/ Michael P. Megaris
Michael P. Megaris